First Tower Finance Company LLC and Subsidiaries

Consolidated Financial Statements

December 31, 2018 and 2017

First Tower Finance Company LLC and Subsidiaries

Table of Contents
December 31, 2018 and 2017

RSM

RSM US LLP

Independent Auditor's Report

Board of Members
First Tower Finance Company LLC and Subsidiaries
Flowood, Mississippi

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of First Tower Finance Company LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, changes in members' equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Tower Finance Company LLC and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

RSM US LLP

Raleigh, North Carolina
April 17, 2019

First Tower Finance Company LLC and Subsidiaries

Consolidated Balance Sheets
December 31, 2018 and 2017

	2018	2017
Assets		
Cash and cash equivalents	$ 9,093,211	$ 12,427,931
Investment in trading securities	1,709,318	1,930,958
Investment securities available for sale	57,164,183	59,466,772
Finance receivables, net	570,931,026	487,237,396
Other receivables	1,322,304	698,033
Real estate acquired by foreclosure	562,433	547,167
Property and equipment, net	30,617,443	27,129,044
Deferred policy acquisition costs	1,171,886	1,061,898
Intangible assets, net	13,589,711	15,196,379
Goodwill	54,470,568	68,088,216
Other assets	740,123	348,474
Total assets	$ 741,372,206	$ 674,132,268
Liabilities and Members' Equity (Deficit)		
Liabilities:		
Notes payable	$ 406,264,785	$ 342,468,750
Subordinated notes payable to members	339,981,294	323,245,579
Unearned premiums	46,486,518	42,561,645
Policy claim reserves	3,010,113	2,783,931
Accounts payable and accrued expenses	10,166,945	12,481,160
Other liabilities	2,054,580	2,024,100
Income taxes payable	322,034	88,957
Deferred tax liabilities, net	812,522	1,674,725
Total liabilities	809,098,791	727,328,847
Commitments and contingencies (Note 18)		
Members' Equity (Deficit):		
Class A members	(67,930,576)	(53,661,217)
Class B members	(77,034)	(68,910)
Class D members	456,341	386,582
Accumulated other comprehensive income (loss), net of income tax effect of $58,000 and $49,000 as of December 31, 2018 and 2017, respectively	(175,316)	146,966
Total members' equity (deficit)	(67,726,585)	(53,196,579)
Total liabilities and members' equity (deficit)	$ 741,372,206	$ 674,132,268

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2018 and 2017

	2018	2017
Revenues:		
Interest and fee income from finance receivables	$ 204,437,224	$ 177,571,040
Insurance premiums	35,777,421	33,450,540
Net investment income	1,590,620	1,324,690
Net realized investment gains (losses)	(724,059)	128,388
Other income	14,855,658	12,695,343
Total revenues	255,936,864	225,170,001
Expenses:		
Interest expense	84,418,378	69,096,345
Policyholders' benefits	6,604,364	6,930,652
Salaries and fringe benefits	51,522,920	45,361,234
Provision for credit losses	66,334,256	60,161,397
Other operating expenses	44,749,351	39,656,685
Amortization of goodwill	13,617,648	13,617,648
Management fees	6,326,222	2,997,961
Total expenses	273,573,139	237,821,922
Loss before income taxes	(17,636,275)	(12,651,921)
Benefit for income taxes	(30,530)	(942,767)
Net loss	(17,605,745)	(11,709,154)
Other comprehensive income (loss), net of income tax effects of approximately $175,000 as of December 31, 2018 and ($140,000) as of December 31, 2017		
Unrealized holding gains (losses) on securities	(380,564)	379,791
Reclassification adjustments for amounts included in net income	58,282	(48,861)
Other comprehensive income (loss)	(322,282)	330,930
Comprehensive loss	$ (17,928,027)	$ (11,378,224)

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Changes in Members' Equity (Deficit)
Years Ended December 31, 2018 and 2017

	Class A Members Equity (Deficit)	Class B Members Equity (Deficit)	Class D Members Equity	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2017	$ (41,986,650)	$ (63,933)	$ 316,810	$ (154,354)	$ (41,888,127)
Member compensation vested	-	-	69,772	-	69,772
Net loss	(11,702,492)	(6,662)	-	-	(11,709,154)
Change in net unrealized gain on investment securities available for sale	-	-	-	330,930	330,930
Reclassification of deferred income taxes	27,925	1,685	-	(29,610)	-
Balance, December 31, 2017	(53,661,217)	(68,910)	386,582	146,966	(53,196,579)
Member compensation vested	-	-	69,759	-	69,759
Net loss	(17,595,727)	(10,018)	-	-	(17,605,745)
Equity contribution	3,326,368	1,894	-	-	3,328,262
Change in net unrealized loss on investment securities available for sale	-	-	-	(322,282)	(322,282)
Balance, December 31, 2018	$ (67,930,576)	$ (77,034)	$ 456,341	$ (175,316)	$ (67,726,585)

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2018 and 2017

	2018	2017
Cash Flows From Operating Activities		
Net loss	$ (17,605,745)	$ (11,709,154)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		
Depreciation and amortization	18,718,782	18,288,898
Amortization of discount on securities, net	817,004	1,142,444
Loss on sales of investments, net	217,003	39,446
Loss (gain) on trading securities held	507,056	(167,834)
Loss on sales of assets	30,900	62,090
Loss from sales and impairments of real estate	125,412	39,046
Deferred income tax benefit	(543,630)	(2,031,826)
Provision for credit losses	66,334,256	60,161,397
Compensation expense	69,759	69,772
Net loan costs deferred	(655,772)	(83,473)
Paid-in-kind rate interest added to principal (paid)	(4,401,579)	702,882
Purchase of trading securities	(285,416)	(103,505)
Changes in operating assets and liabilities, net of purchase of Harrison Finance		
Reinsurance recoverables	-	971,949
Receivables	(165,761)	13,876
Other assets	(95,649)	233,495
Deferred policy acquisition cost	(109,988)	(34,854)
Policy claim reserves	226,182	117,993
Accounts payable and accrued expenses	(3,691,694)	(1,703,718)
Unearned premiums and commissions	3,924,873	926,532
Other liabilities	(235,634)	(764,810)
Net cash provided by operating activities	$ 63,180,359	$ 66,170,646

(Continued)

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2018 and 2017

	2018	2017
Cash Flows From Investing Activities		
Loans originated	$ (755,410,063)	$ (634,135,341)
Loans repaid or sold	683,713,146	559,403,336
Purchase of Harrison Finance	(77,647,256)	-
Proceeds from sales of investment in real estate	296,109	288,781
Proceeds from calls or maturities of investment securities	3,290,137	6,093,000
Proceeds from sales of investment securities	15,518,626	19,741,494
Purchases of investment securities	(17,969,605)	(21,922,073)
Proceeds from sales of property and equipment	257,188	31,332
Purchase of property and equipment	(6,892,916)	(10,458,642)
Net cash used in investing activities	(154,844,634)	(80,958,113)
Cash Flows From Financing Activities		
Net changes in short-term borrowings	63,863,999	19,069,770
Proceeds from issuance of subordinated debt	21,137,294	-
Proceeds from equity contribution	3,328,262	-
Net cash provided by financing activities	88,329,555	19,069,770
Increase (decrease) in cash and cash equivalents	(3,334,720)	4,282,303
Cash and cash equivalents		
Beginning of period	12,427,931	8,145,628
End of period	$ 9,093,211	$ 12,427,931
Supplemental Disclosures of Cash Flow Information		
Non-cash activity - real estate acquired in satisfaction of finance receivables	$ 437,000	$ 256,000
Cash payments for interest on notes payable	$ 18,343,000	$ 12,775,000
Cash payments for interest, including paid-in-kind interest, on subordinated notes payable to members	$ 65,791,000	$ 56,030,000
Income taxes paid	$ 492,000	$ 1,075,000

See notes to consolidated financial statements.

Note 1. Nature of Business and Significant Accounting Policies

Nature of Business: First Tower Finance Company LLC is a Mississippi limited liability company which wholly-owns First Tower, LLC. First Tower, LLC is engaged in consumer lending and related insurance activities through its wholly-owned subsidiaries Tower Loan of Mississippi, LLC, Tower Loan of Illinois, LLC, First Tower Loan, LLC, Gulfco of Mississippi, LLC, Gulfco of Alabama, LLC, Gulfco of Louisiana, LLC, Tower Loan of Missouri, LLC, and Tower Auto Loan, LLC. Tower Loan of Mississippi, LLC is the sole member of American Federated Holding Company, which has two wholly-owned subsidiaries, American Federated Insurance Company (AFIC), and American Federated Life Insurance Company (AFLIC). These entities are collectively referred to as "the Company". The Company acquires and services finance receivables (direct loans, real estate loans and sales finance contracts) through branch offices located in Mississippi, Louisiana, Alabama, Illinois and Missouri. In addition, the Company writes credit insurance when requested by its loan customers.

On March 9, 2018 (date of consummation), the Company acquired 100% of the equity interests of Harrison Finance LLC ("HF"), a finance company operating in the Gulf Coastal region including the states of Alabama, Florida, Louisiana and Mississippi, for approximately $79,000,000 in cash. Concurrent with the acquisition of HF, the Company sold the loans made and serviced by HF's Florida locations for approximately $14,000,000 to a third party finance company.

The estimated fair value of the assets acquired and liabilities assumed, net of the sale of HF's Florida loans, as of March 9, 2018, the date of the transaction consummation, are summarized as follows:

Assets acquired:	
Cash and cash equivalents	$ 1,200,000
Finance receivables, net	64,700,000
Other receivables	100,000
Property and equipment, net	400,000
Other assets	200,000
Total assets acquired	66,600,000
Liabilities assumed:	
Accounts payable and other liabilities	(1,600,000)
Net assets acquired	$ 65,000,000

For the assets acquired and liabilities assumed, the Company utilized Level 1 inputs to determine the fair value of cash and cash equivalents. Level 3 inputs were used for determining the fair value of all other acquired assets and liabilities. The significant methodologies and assumptions for financial instruments are more fully described elsewhere in Note 1.

Government Regulation: The Company is subject to various state and federal laws and regulations in each of the states in which it operates that are enforced by the respective state regulatory authorities. These state laws and regulations impact the economic terms of the Company's products. In addition, these laws regulate collection procedures, the keeping of books and records and other aspects of the operation of consumer finance companies. As a result, the terms of products offered by the Company vary among the states in which it operates in order to comply with each state's specific laws and regulations.

Each of the Company's branch offices is separately licensed under the laws of the state in which the office is located. Licenses granted by the regulatory agencies in these states are subject to renewal every year and may be revoked for failure to comply with applicable state and federal laws and regulations.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed; govern the commissions that may be paid to agents in connection with the sale of credit insurance and limit the premium amount charged for such insurance.

A summary of the Company's significant accounting policies follows:

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates: The Company's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing its financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenues and expenses for the years ended December 31, 2018 and 2017. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to change include the determination of the allowance for credit losses, policy claim reserves, impairment of goodwill, deferred tax assets and liabilities and the valuation of investments.

Investment in Trading Securities: The Company has an investment in a large capitalization equity mutual fund which is classified as a trading security. Changes in the unrealized gains and losses of this investment are recognized through earnings. Dividends on trading securities are recognized in net investment income.

Investment Securities Available for Sale: Investments in debt securities are classified as available for sale. Available for sale securities are carried at fair value, with changes in the fair value of such securities being reported as other comprehensive income (loss), net of related deferred income taxes (benefit). When the fair value of a security falls below carrying value, an evaluation must be made to determine if the unrealized loss is a temporary or other than temporary impairment. Impaired debt securities that are not deemed to be temporarily impaired are written down to net realizable value by a charge to earnings to the extent the impairment is related to credit losses or if the Company intends, or more-likely-than not will be required, to sell the security before recovery of the security's amortized cost basis. In estimating other than temporary impairments, the Company considers the duration of time and extent to which the amortized cost exceeds fair value, the financial condition of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for anticipated recovery in fair value.

Premiums and discounts on debt securities are recognized as adjustments to net investment income by the interest method over the period to maturity and adjusted for prepayments as applicable. Realized gains and losses on sales of investment securities are determined using the specific identification method.

Fair Value Measurements: The Company carries its trading securities, and its investment securities available-for-sale at fair value on a recurring basis and measures certain other assets and liabilities at fair value on a nonrecurring basis using a hierarchy of measurements which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Three levels of inputs are used to measure fair value:

Level 1 Valuations based on unadjusted quoted prices for identical assets in active markets accessible at the measurement date.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Level 2	Valuations derived from (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in inactive markets; (iii) inputs other than quoted prices that are observable for the asset or liability; and (iv) inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.
Level 3	Valuations derived from unobservable (supported by little or no market activity) inputs that reflect an entity's best estimate of what hypothetical market participants would use to determine a transaction price at the reporting date.

When quoted market prices in active markets are unavailable, the Company determines fair value using various valuation techniques and models based on a range of observable market inputs including pricing models, quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, prepayment speeds, default rates and discounted cash flow. In most cases, these estimates are determined based on independent third party valuation information, and the amounts are disclosed as Level 2. Generally, the Company obtains a single price or quote per instrument from independent third parties to assist in establishing the fair value of these investments.

If quoted market prices and independent third party valuation information are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or 3.

On occasions when pricing service data is unavailable, the Company may rely on bid/ask spreads from dealers in determining fair value.

To the extent the Company determines that a price or quote is inconsistent with actual trading activity observed in that investment or similar investments, or if the Company does not think the quote is reflective of the market value for the investment, the Company internally develops a fair value using this other market information and discloses the input as a Level 3.

Finance Receivables: Finance receivables are stated at the amount of unpaid principal and finance charges, including deferred loan costs, and reduced by unearned finance charges, unearned discounts and an allowance for credit losses. Non-refundable loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the finance receivable yield over the contractual life of the related loan using the interest method. Unamortized amounts are recognized in income when finance receivables are renewed or paid in full.

Real Estate Acquired by Foreclosure: The Company records real estate acquired by foreclosure at fair value, less estimated costs to sell, at the time of foreclosure. Any resulting loss on foreclosure is charged to the allowance for credit losses and a new basis is established in the property. A valuation allowance and a corresponding charge to operations is established to reflect declines in value subsequent to acquisition, if any, below the new basis. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Property and Equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income when incurred; significant improvements and betterments are capitalized. The Company evaluates the recoverability of property, plant and equipment and other long-term assets when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, based upon expectations of non-discounted cash flows and operating income.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Goodwill and Other Intangible Assets: Goodwill represents the excess of the consideration transferred in a business combination over the fair value of the identifiable net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangibles with finite lives are amortized over their estimated useful lives. The Company uses the alternative permitted for private companies and amortizes goodwill over ten years by the straight-line method. Goodwill and other intangible assets are subject to impairment testing annually or more frequently if events or circumstances indicate possible impairment. Other intangible assets consist of trade names, sales finance relationships, non-competition and license agreements and internally developed technology. Intangible assets are reviewed for events or circumstances which could impact the recoverability of the intangible asset, such as a loss of significant relationships, increased competition or adverse changes in the economy. No impairment was identified for the Company's goodwill or its other intangible assets during 2018 and 2017.

Debt Issue Costs: Debt issue costs are included as a reduction of the related notes payable. Debt issue costs represent costs associated with obtaining the Company's credit facility, and is amortized on a straight line basis over the life of the related financing agreement which approximates the interest method. Amortization expense for the years ended December 31, 2018 and 2017 approximated $284,000 and $292,000, respectively, and is included in interest expense.

Deferred Policy Acquisition Costs: Costs incurred to acquire credit insurance policies are deferred and amortized over the life of the underlying insurance contracts.

Income Recognition: Precomputed finance charges are included in the gross amount of the Company's finance receivables. These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method over the terms of receivables. However, with certain exceptions, state regulations allow interest refunds to be made according to the Rule of 78's method for payoffs and renewals. Since a significant percentage of the Company's precomputed accounts are paid off or renewed prior to maturity, the result is that a majority of the precomputed accounts effectively yield on a Rule of 78's basis. The difference between income previously recognized under the interest yield method and the Rule of 78's method is recognized as an adjustment to interest income at the time of the renewal or payoff.

Insurance premiums on credit life and accident and health policies written by the Company are earned over the term of the policy using the pro-rata method, for level-term life policies, and the effective yield method, for decreasing-term life policies. Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method. Property and casualty credit insurance premiums written by the Company are earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

Commissions earned from the sale of accidental death and dismemberment insurance coverage and motor club memberships to finance customers are recognized at the time of origination. The Company has no future obligations related to the sale of these products. Other income includes commissions earned of approximately $12,457,000 and $10,933,000 for the year ended December 31, 2018 and 2017, respectively.

Acquired Loans: For acquired loans that have experienced deterioration of credit quality between origination and the Company's acquisition of the loans, the amount paid for the loans reflects the Company's determination that it is probable the Company will be unable to collect all amounts due according to the loan's contractual terms. At acquisition, the Company reviews each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that the

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Company will be unable to collect all amounts due according to the loan's contractual terms. If both conditions exist, the Company determines whether such loans will be assembled into pools of loans based on common risk characteristics. The Company determines the excess of the loan's or pool's scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should be accreted.

Allowance for Credit Losses: For periods subsequent to the acquisition date of acquired loans and for finance receivables originated by the Company, the allowance for credit losses is determined by several factors based upon each portfolio segment. Segments in the finance receivable portfolio include personal property, real estate and sales finance. Historical loss experience is the primary factor in the determination of the allowance for credit losses. An evaluation is performed to compare the amount of accounts charged off, net of recoveries of such accounts, in relation to the average net outstanding finance receivables for the period being reviewed. Historically, management has found that this methodology has provided an adequate allowance due to the Company's loan portfolio segments consisting of a large number of smaller balance homogeneous finance receivables. Further, management routinely evaluates the inherent risks and change in the volume and composition of the Company's finance receivable portfolio based on its extensive experience in the consumer finance industry in consideration of estimating the adequacy of the allowance. Also considered are delinquency trends, economic conditions, and industry factors. Provisions for credit losses are charged to income in amounts sufficient to maintain an allowance for credit losses at a level considered adequate to cover the probable loss inherent in the finance receivable portfolio. Since the estimates used in determining the allowance for credit losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change. Interest on past due finance receivables is recognized until charge-off. Finance receivables are generally charged off when they are five months contractually past due.

Policy Claim Reserves: Policy claim reserves represent (i) the liability for losses and loss-adjustment expenses related to credit property insurance and (ii) the liabilities for future policy benefits related to credit life and accident and health insurance. The liability for loss and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount based on past experience, for losses incurred but not reported. The liabilities for future policy benefits have been computed utilizing accepted actuarial techniques. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings currently.

Reinsurance Receivable and Recoverable: The Company has reduced its exposure relating to credit accident and health insurance through a quota share reinsurance agreement. Amounts recoverable from the reinsurer are estimated in a manner consistent with the claim liability associated with the reinsured policy.

Income Taxes: First Tower Holdings LLC and its finance company subsidiaries are limited liability companies organized as partnerships for federal and state tax purposes and are not considered taxable entities. Taxable income or loss is reported by the Company's members on their respective tax returns in accordance with the limited liability agreement.

American Federated Holding Company and its wholly-owned subsidiaries, AFIC and AFLIC, are subject to income taxes at the corporate level. As such, deferred income taxes are provided for temporary differences between financial statement carrying amounts of assets and liabilities and their respective bases for income tax purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Potential exposures involving tax positions taken that may be challenged by taxing authorities contain assumptions based upon past experiences and judgments about potential actions by taxing jurisdictions. Management does not believe that the ultimate settlement of these items will result in a material amount. With minimum exceptions, AFIC and AFLIC are no longer subject to income tax examinations prior to 2015.

Cash and Cash Equivalents: For purposes of the consolidated statements of cash flows, the Company considers certificates of deposit and all short-term securities with original maturities of three months or less to be cash equivalents.

Fair Value Disclosures of Financial Instruments: The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the consolidated balance sheets for these financial instruments approximate their fair values.

Investment Securities: The fair value of investments in trading securities and securities available for sale are generally obtained from independent pricing services based upon valuations for similar assets in active markets or other inputs derived from objectively verifiable information.

Finance Receivables: The fair value of finance receivables is estimated using discounted cash flow analysis and an estimated market discount rate required to attract funds for similar investments.

Other Receivables and Payables: The carrying amounts reported in the consolidated balance sheets approximate their fair values.

Notes Payable: The carrying amounts of borrowings under the line-of-credit agreements reported in the consolidated balance sheets approximate their fair values as the interest charged for these borrowings fluctuate with market changes.

Subordinated Notes Payable to Members: The estimated fair value of subordinated notes payable to members was estimated using discounted cash flow analysis.

Comprehensive Income: Comprehensive income for the Company consists of net income (loss) and changes in unrealized gains (losses) on investment securities classified as available-for-sale, net of taxes, and are presented in the consolidated statements of income and comprehensive income.

Advertising: Advertising costs are expensed as incurred. Advertising expenses approximated $6,243,000 and $5,530,000 for the years ended December 31, 2018 and 2017, respectively.

Share-Based Compensation: The Company entered into employment agreements with certain executives and, in connection therewith, granted member interests consisting of Class D share awards which vest over a ten year period. Compensation expense for these awards is determined based on the estimated fair value of the shares awarded on the applicable grant or award date, June 14, 2012, and is recognized over the applicable award's vesting period.

Accumulated Other Comprehensive Income (Loss): The Company has recorded certain amounts directly to a component of total members' equity (deficit) reflected on the consolidated balance sheet as accumulated other comprehensive income (loss). Such amounts include unrealized gains and losses on available for sale securities. Realized losses attributable to the credit component of an other-than-temporary security impairment are reclassified to earnings.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

In February 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-02, "*Income Statement – Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income*" which allows a reclassification from accumulated other comprehensive income or loss to members' equity (deficit) for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The Company elected to early adopt this accounting standards update, and as a result, reclassified $29,610 to accumulated other comprehensive income (loss) from members' equity for the impact of the deferred tax effects.

Reclassifications: Certain reclassifications have been made in the 2017 financial statements in order to conform to the method of presentation used in 2018.

Subsequent events: The Company has evaluated its subsequent events (events occurring after December 31, 2018) through April 17, 2019, which represents the date the financial statements were available to be issued.

Effects of Recent Accounting Guidance: In May 2014, FASB issued ASU 2014-09, "*Revenue from Contracts with Customers (Topic 606)*". ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers: Deferral of the Effective Date", as a revision to ASU 2014-09, which revised the effective date to fiscal years, and interim periods within those years, beginning after December 15, 2017. In March 2016, the FASB issued ASU 2016-08, "Revenue from Contracts with Customers: Principal versus Agent Considerations", which clarifies certain aspects of the principal-versus-agent guidance, including how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements, such as service transactions. The amendments also reframe the indicators to focus on evidence that an entity is acting as a principal rather than as an agent that are immaterial in the context of a contract. ASU 2014-09, ASU 2015-14, and ASU 2016-08 are effective for the Company for annual reporting periods beginning after December 15, 2018. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, "*Recognition and Measurement of Financial Assets and Financial Liabilities*", which is intended to improve the recognition and measurement of financial instruments. ASU 2016-01 (as subsequently amended by ASU 2018-03 for certain technical corrections and clarifications) significantly revises an entity's accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. ASU 2016-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, "*Leases*", which establishes a comprehensive lease standard under GAAP for virtually all industries. The FASB issued additional amendments related to ASU 2016-02: (1) ASU 2018-01 "*Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842*"; (2) ASU 2018-10, "*Codification Improvements to Topic 842, Leases*"; and (3) ASU 2018-11, "*Leases (Topic 842): Targeted Improvements*". The new standard and related amendments require lessees to recognize a right of use asset and a lease liability for virtually all of their leases, other than leases that meet the definition of short term leases and will apply for annual periods beginning after

Note 1. Nature of Business and Significant Accounting Policies (Continued)

December 15, 2019, including interim periods therein. Early adoption is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, "*Financial Instruments – Credit Losses (Topic 326)*". ASU 2016-13 issued amended guidance on reporting credit loses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, the amended guidance eliminates the probable recognition threshold, and, instead requires an entity to reflect the current estimate of all expected credit losses. For available for sale debt securities, credit losses are measured in a manner similar to current GAAP, however the amended guidance required that credit losses be presented as an allowance rather than as a permanent impairment. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. FASB subsequently issued ASU 2018-19 in November 2018, which changes the effective date of ASU 2016-13 to fiscal years beginning after December 15, 2021. Early adoption is permitted as of the fiscal years beginning after December 15, 2018. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, "*Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments*", addressing eight specific cash flow issues in an effort to reduce diversity in practice. The amended guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, "*Intangibles - Goodwill and Others (Topic 350): Simplifying the Test for Goodwill Impairment*". The guidance is effective for non-public entities for fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The guidance simplifies the current two-step goodwill impairment test by eliminating Step 2 of the test. The guidance requires a one-step impairment test in which an entity compares the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value, if any. The Company expects the adoption of this new guidance will reduce the complexity involved with the evaluation of goodwill for impairment. The impact of the new guidance will depend on the outcomes of future goodwill impairment tests. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, "*Receivables—Nonrefundable Fees and Other Costs (Topic 310-20): Premium Amortization on Purchased Callable Debt Securities*". This guidance was issued to shorten the amortization period for certain callable debt securities held at a premium. The guidance requires the premium to be amortized to the earliest call date. It will become effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted, including during interim periods. The adoption is to be applied on a modified retrospective basis through an adjustment to retained earnings. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In August 2018, the FASB issued ASU 2018-12, "*Financial Services—Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts*" which improves financial reporting for insurance companies that issue long-duration contracts, such as life insurance, disability income, long-term care, and annuities. The amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the amendments is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

In August 2018, the FASB issued ASU 2018-13, "*Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement*" which improves the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. This guidance is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

Note 2. Investment Securities

The cost or amortized cost of securities available for sale and their fair values at December 31, 2018 and 2017 were as follows:

December 31, 2018	Cost or Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Debt securities:				
U.S. Government agencies and corporations	$ 9,017,359	$ 8,993,441	$ 56,827	$ 80,745
Obligations of states and political subdivisions	31,276,715	31,292,387	212,473	196,801
Corporate securities	16,394,348	16,174,747	22,353	241,954
Commercial mortgage-backed securities	709,358	703,608	1,048	6,798
Total investment securities	$ 57,397,780	$ 57,164,183	$ 292,701	$ 526,298

December 31, 2017	Cost or Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Debt securities:				
U.S. Government agencies and corporations	$ 9,686,420	$ 9,617,272	$ -	$ 69,148
Obligations of states and political subdivisions	29,912,506	30,145,954	354,295	120,847
Corporate securities	18,949,866	18,978,637	99,544	70,773
Residential mortgage-backed securities	2,785	2,795	10	-
Commercial mortgage-backed securities	719,361	722,114	3,965	1,212
Total investment securities	$ 59,270,938	$ 59,466,772	$ 457,814	$ 261,980

As of December 31, 2018 and 2017, accumulated other comprehensive income (loss) includes unrealized gains (losses) on available for sale securities, net of income tax effects, of approximately ($175,000) and $147,000, respectively.

Note 2. Investment Securities (Continued)

The length of time impaired available-for-sale securities have been held in a loss position are as follows.

	Less than 12 months		12 months or more		Total	
December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$ -	$ -	$ 5,268,315	$ 80,746	$ 5,268,315	$ 80,746
Obligations of states and political subdivisions	5,440,358	46,585	7,171,739	150,216	12,612,097	196,801
Corporate securities	7,991,265	108,903	5,536,389	133,050	13,527,654	241,953
Commercial mortgage-backed securities	-	-	577,749	6,798	577,749	6,798
Total	$ 13,431,623	$ 155,488	$ 18,554,192	$ 370,810	$ 31,985,815	$ 526,298
December 31, 2017						
U.S. Government agencies and corporations	$ 4,656,454	$ 24,654	$ 4,960,817	$ 44,494	$ 9,617,271	$ 69,148
Obligations of states and political subdivisions	4,048,012	39,700	5,423,459	81,147	9,471,471	120,847
Corporate securities	4,094,555	19,770	5,527,669	51,003	9,622,224	70,773
Commercial mortgage-backed securities	593,345	1,212	-	-	593,345	1,212
Total	$ 13,392,366	$ 85,336	$ 15,911,945	$ 176,644	$ 29,304,311	$ 261,980

Substantially all gross unrealized losses at December 31, 2018 and 2017 were attributable to interest rate changes rather than an adverse change in cash flows or a fundamental weakness in the credit quality of the issuer or the underlying assets and are thus considered temporarily impaired. Due to the issuers' continued satisfaction of the securities' obligations in accordance with contractual terms, the expectation that they will continue to do so and the Company's intent and ability to hold these investments, management believes the securities in unrealized loss positions are temporarily depressed. As of December 31, 2018 the Company had 137 debt securities with temporary impairments, including 15 U.S. government securities, 43 securities classified as obligations of state and political subdivisions, 77 securities classified as corporate securities, and 2 securities classified as commercial mortgage-backed securities. As of December 31, 2017 the Company had 105 debt securities with temporary impairments, including 21 U.S. government securities, 36 securities classified as obligations of state and political subdivisions, 46 securities classified as corporate securities, and 2 securities classified as commercial mortgage-backed securities.

Management of the Company evaluates securities for other-than-temporary impairment ("OTTI") no less than annually or when economic or market concerns warrant such evaluation. The evaluation is based upon factors such as the creditworthiness of the issuer, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

The Company segregates the OTTI impact on impaired securities where impairment in value was deemed to be other than temporary between the component representing credit loss and the component representing loss related to other factors.

Note 2. Investment Securities (Continued)

The Company assesses whether a credit loss exists by considering whether (i) the Company has the intent to sell the security, (ii) it is more likely than not that it will be required to sell the security before recovery, or (iii) it does not expect to recover the entire amortized cost basis of a debt security. The portion of the fair value decline attributable to credit loss is recognized as a charge to earnings. The credit loss evaluation is determined by comparing the present value of the cash flows expected to be collected, discounted at the rate in effect before recognizing any OTTI with the amortized cost basis of the debt security. The Company uses the cash flow expected to be realized from the security, which includes assumptions about interest rates, timing and severity of defaults, estimates of potential recoveries, the cash flow distribution from the bond indenture and other factors, then applies a discount rate equal to the effective yield of the security. The difference between the present value of the expected cash flows and the amortized book value is considered a credit loss. The difference between the fair market value and the security's remaining amortized cost is recognized in other comprehensive income or loss.

The amortized cost and fair value of debt securities at December 31, 2018, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepay penalties.

December 31, 2018	Cost or Amortized Cost	Fair Value
Due in one year or less	$ 3,732,423	$ 3,721,330
Due after one year but less than five years	26,193,791	26,068,924
Due after five years but less than ten years	24,835,372	24,722,505
Due after ten years	1,926,836	1,947,816
Commercial mortgage-backed securities	709,358	703,608
Total debt securities	$ 57,397,780	$ 57,164,183

Investment securities with amortized cost of approximately $3,151,000 and with estimated fair values of $3,117,000 at December 31, 2018, were pledged by the Company with various states as required by state law. Investment securities with amortized cost of approximately $3,119,000 and with estimated fair values of $3,088,000 at December 31, 2017, were pledged by the Company with various states as required by state law.

Major categories of net investment income are summarized as follows for the year ended December 31, 2018 and 2017:

December 31,	2018	2017
Debt securities	$ 1,401,939	$ 1,397,366
Common stocks	285,417	103,504
Mortgage and collateral loans	6,700	7,800
Cash and short-term investments	95,977	40,889
	1,790,033	1,549,559
Investment expenses	(199,413)	(224,869)
Net investment income	$ 1,590,620	$ 1,324,690

Note 2. Investment Securities (Continued)

Net realized investment gains (losses) are summarized as follows for the year ended December 31, 2018 and 2017:

December 31,	2018	2017
Gross realized gains on sale of securities available for sale	$ -	$ 22,480
Gross realized losses on sale of securities available for sale	(217,003)	(61,926)
Gain (loss) from investments in trading securities	(507,056)	167,834
Net realized investment gains (losses)	$ (724,059)	$ 128,388

Proceeds from sales of investment securities available for sale aggregated approximately $15,519,000 and $19,741,000 for the years ended December 31, 2018 and 2017, respectively.

Note 3. Finance Receivables

Finance receivables were as follows:

December 31,	2018	2017
Consumer finance receivables:		
Personal property	$ 680,720,897	$ 576,710,971
Real estate	35,064,708	22,007,481
Sales finance	149,213,201	140,036,489
	864,998,806	738,754,941
Add (deduct):		
Net deferred origination costs	6,792,335	6,136,564
Unearned income	(235,509,978)	(202,182,397)
Unearned discount on acquired loans	(3,040,159)	-
Allowance for credit losses	(62,309,978)	(55,471,712)
Finance receivables, net	$ 570,931,026	$ 487,237,396

Changes in the allowance for credit losses were as follows during the year ended December 31, 2018 and 2017:

December 31,	2018	2017
Balance at beginning of year	$ 55,471,712	$ 50,653,267
Provision for credit losses	66,334,256	60,161,397
Receivables charged-off	(77,995,779)	(71,450,453)
Charge-offs recovered	18,499,789	16,107,501
Balance at end of year	$ 62,309,978	$ 55,471,712

Note 3. Finance Receivables (Continued)

The balance in the allowance for credit losses by portfolio segment at December 31, 2018 and 2017 was as follows:

December 31, 2018	Balance at Beginning of Period	Charge-offs	Recoveries	Provision for Credit Losses	Balance at End of Period	Finance Receivables at End of Period	Allowance as Percentage of Finance Receivables at End of Period
Personal Property	$ 52,197,422	$ (72,161,787)	$ 17,174,707	$ 61,146,587	$ 58,356,929	$ 505,658,790	11.5%
Real Estate	65,126	(359,004)	52,032	322,816	80,970	24,024,722	0.3%
Sales Finance	3,209,164	(5,474,988)	1,273,050	4,864,853	3,872,079	96,765,157	4.0%
Total loans	$ 55,471,712	$ (77,995,779)	$ 18,499,789	$ 66,334,256	$ 62,309,978	$ 626,448,669	9.9%

December 31, 2017	Balance at Beginning of Period	Charge-offs	Recoveries	Provision for Credit Losses	Balance at End of Period	Finance Receivables at End of Period	Allowance as Percentage of Finance Receivables at End of Period
Personal Property	$ 48,144,397	$ (66,375,538)	$ 14,956,798	$ 55,471,765	$ 52,197,422	$ 430,356,276	12.1%
Real Estate	69,696	(98,453)	45,778	48,105	65,126	14,652,493	0.4%
Sales Finance	2,439,174	(4,976,462)	1,104,925	4,641,527	3,209,164	91,563,775	3.5%
Total loans	$ 50,653,267	$ (71,450,453)	$ 16,107,501	$ 60,161,397	$ 55,471,712	$ 536,572,544	10.3%

The Company classifies delinquent accounts based upon the number of contractual installments past due. An aging of delinquent gross finance receivables as of December 31, 2018 and 2017 is as follows:

December 31, 2018	Current	Past Due 30-90 Days	Past Due 91-150 Days	Past Due Greater Than 150 Days	Total
Personal Property	$ 595,952,355	$ 64,468,025	$ 20,300,517	$ -	$ 680,720,897
Real Estate	31,661,875	2,393,993	532,200	476,640	35,064,708
Sales Finance	143,226,326	4,740,286	1,241,533	5,056	149,213,201
Gross Finance Receivables	$ 770,840,556	$ 71,602,304	$ 22,074,250	$ 481,696	$ 864,998,806

Note 3. Finance Receivables (Continued)

December 31, 2017	Current	Past Due 30-90 Days	Past Due 91-150 Days	Past Due Greater Than 150 Days	Total
Personal Property	$ 508,478,880	$ 52,307,346	$ 15,913,400	$ 11,345	$ 576,710,971
Real Estate	19,305,897	2,306,110	52,996	342,478	22,007,481
Sales Finance	135,006,652	3,950,139	1,079,439	259	140,036,489
Gross Finance Receivables	$ 662,791,429	$ 58,563,595	$ 17,045,835	$ 354,082	$ 738,754,941

Nonperforming loans consisted of loans past due greater than 150 days and approximated $482,000 and $354,000 at December 31, 2018 and 2017, respectively. Additionally, the Company had gross finance receivables relating to customers in bankruptcy and which the terms of the original contract have been modified approximating $4,986,000 and $3,023,000 at December 31, 2018 and 2017, respectively.

Note 4. Reinsurance

The Company was party to a quota share reinsurance agreement that ceded 40% of its credit accident and health business written prior to January 1, 2013 in order to limit its exposure on credit disability coverages. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders. Failure of any reinsurer to honor its obligations could result in losses to the Company. On February 13, 2017, the reinsurance agreement was commuted resulting in the release of the reinsurer's liability and the payment to the Company of the reinsurance receivable and recoverable. There were no ceded premiums for the years ended December 31, 2018 and 2017.

Note 5. Property and Equipment

Property and equipment at December 31, 2018 and 2017 is as follows:

	Estimated Useful Lives	December 31, 2018	December 31, 2017
Land		$ 441,890	$ 441,890
Building and improvements	15 to 40 years	3,879,735	3,739,546
Office furniture and fixtures	5 to 10 years	2,904,330	2,700,915
Information systems equipment	3 to 5 years	19,343,963	10,676,558
Information systems software	12 years	14,659,588	-
Automotive equipment	3 years	1,453,111	1,408,493
Leasehold improvements	5 years	2,576,401	2,442,125
Information systems in development	-	322,644	17,591,799
		45,581,662	39,001,326
Less accumulated depreciation		14,964,219	11,872,282
Property and equipment, net		$ 30,617,443	$ 27,129,044

Depreciation expense for the years ended December 31, 2018 and 2017 approximated $3,568,000 and $2,962,000, respectively.

Note 6. Goodwill and Intangible Assets

A summary of goodwill and its estimated finite life is as follows:

	Estimated Useful Lives	December 31, 2018	December 31, 2017
Goodwill	10 years	$ 136,176,452	$ 136,176,452
Less accumulated amortization		81,705,884	68,088,236
Goodwill, net		$ 54,470,568	$ 68,088,216

A summary of the other intangible assets and their estimated finite lives were as follows:

	Estimated Useful Lives	December 31, 2018	December 31, 2017
Trade names	5 to 15 years	$ 24,400,000	$ 24,400,000
Non-competition and license agreements	2 to 4 years	2,323,800	2,323,800
Internally developed technology	2 years	1,000,000	1,000,000
Customer relationships and other	2 to 3 years	488,700	488,700
		28,212,500	28,212,500
Less accumulated amortization		14,622,789	13,016,121
Intangible assets, net		$ 13,589,711	$ 15,196,379

Aggregate amortization expense for goodwill and intangible assets for the year ended December 31, 2018 approximated $13,618,000 and $1,607,000, respectively. Aggregate amortization expense for goodwill and intangible assets for the year ended December 31, 2017 approximated $13,618,000 and $1,634,000, respectively. The estimated amortization expense of goodwill and the finite-lived intangible assets for future years is summarized as follows:

Fiscal Year 2019	$ 15,224,312
Fiscal Year 2020	15,224,312
Fiscal Year 2021	15,224,312
Fiscal Year 2022	15,224,312
Fiscal Year 2023	7,163,031
Total	$ 68,060,279

Note 7. Notes Payable and Credit Arrangements for Business Operations

The Company is party to a revolving loan agreement dated June 15, 2012, which provided for a total credit facility of up to $400,000,000 which would have terminated on July 19, 2020. The agreement provides for an increase in the credit facility of an additional $50,000,000, if needed. Borrowings are limited to a borrowing base as defined in the related agreement.

On March 9, 2018, in connection with the acquisition of HF, the Company amended the revolving loan agreement which increased its total credit facility to $475,000,000 and extended its termination date from July 19, 2020 to March 9, 2021.

Note 7. Notes Payable and Credit Arrangements for Business Operations (Continued)

Borrowings under the revolving loan agreement bear interest at an annualized referenced rate equal to the higher of (i) the federal funds rate plus 0.50%, (ii) the lenders prime rate, or (iii) LIBOR plus 1%, and adjusted for an applicable margin based upon the current borrowing availability. The applicable margin ranges from 1.5% to 3% depending on the reference rate and borrowing availability percentage as defined in the agreement. Borrowings are collateralized by substantially all of the Company's consumer finance assets, including finance receivables and intangibles.

The revolving loan agreement contains covenants which place restrictions on the Company, including limitations on distributions, additional indebtedness, transactions with affiliates, and require that certain minimum interest coverage and senior debt leverage ratios be maintained. At December 31, 2018 and 2017, the Company was in compliance with the covenants.

The Company has another line of credit that was extended in June 2017, which terminates June 29, 2019. The line of credit was increased from $10,000,000 to $11,000,000 upon extension. Advances under the line of credit bear interest at one-month LIBOR plus 2.75% with a floor rate of 3.75%, adjusted monthly, and are collateralized by all of the outstanding shares of American Federated Life Insurance Company and a first deed of trust on the Company's corporate office, located in Flowood, MS. The increase in this line of credit was used to issue a letter of credit in the amount of $1,000,000 expiring on June 29, 2019.

At December 31, 2018 and 2017, the amount outstanding under the revolving loan agreement was approximately $400,026,000 and $333,128,000, respectively, with an average effective interest rate of 4.94% and 4.02%, respectively. The amount outstanding under the revolving line of credit with the bank was approximately $6,492,000 with an interest rate of 5.14% and $9,526,000 with an interest rate of 4.32% at December 31, 2018 and 2017, respectively. Interest is payable monthly.

Note 8. Subordinated Notes Payable to Members

On June 24, 2014, First Tower, LLC ("FT LLC") issued subordinated term loan notes payable to the members of the Company in the aggregate amount of $313,844,000 pursuant to a subordinated loan agreement (the "Subordinated Loan Agreement"). The proceeds of the subordinated term loans were distributed to the Company, which were then distributed to its members as a return of capital.

Under the terms of the Subordinated Loan Agreement, these subordinated term loans initially bore interest at a rate per annum equal to 10% plus a paid-in-kind rate (the "PIK Rate") of 7%. Interest accruing at the 10% rate is payable monthly in cash and the PIK Rate interest is payable monthly in cash, at FT LLC's option, subject to certain restrictions as specified by the terms of a subordination and intercreditor agreement with lenders of the Company's credit facility and revolving line of credit (See Note 7). Accruing PIK Rate interest that may be prohibited from being paid currently under the subordination and intercreditor agreement as a result of distributable income limitations from operating subsidiaries is automatically added to the principal of the subordinated term loan notes. Effective on April 1, 2018, the loan agreement was amended to increase the PIK rate to 10%. Effective on January 1, 2019, the loan agreement was amended to increase the PIK rate to 10.5%.

The subordinated term loan notes mature on the earlier of June 24, 2024 or six months after the termination of the Company's credit facility. Subject to the subordination and intercreditor agreement, FT LLC may prepay in whole or in part amounts outstanding. However, any amounts prepaid prior to the third anniversary of the issuance would be subject to a prepayment premium ranging from 1% – 3% depending on the timing of the prepayment. FT LLC's obligations under the subordinated term loan notes are secured by a lien granted to Prospect Capital Corporation as collateral agent for the benefit of the holders of the subordinated term loan notes against all of the LLC interests of its wholly-owned finance company subsidiaries and all other First Tower, LLC assets.

Note 8. Subordinated Notes Payable to Members (Continued)

The Subordinated Loan Agreement contains various provisions which require FT LLC to make mandatory prepayments, subject to specified exceptions, with the proceeds of asset dispositions, debt and specified equity issuances, changes of control, and certain other events. In addition to other covenants, the Subordinated Loan Agreement places limits on FT LLC and its subsidiaries' ability to declare dividends or redeem or repurchase capital stock, prepay, redeem or purchase debt, incur liens and engage in sale-leaseback transactions, make loans and investments, incur additional indebtedness, amend or otherwise alter debt and other material agreements, make capital expenditures, engage in mergers, acquisitions and asset sales, transact with affiliates and alter its business. Further, the Subordinated Loan Agreement contains events of default, including cross defaults under other debt obligations of the Company.

In December 2015, the Company issued an additional $5,000,000 in subordinated term loan notes under the same terms as the other subordinated term loan notes. At December 31, 2018 and 2017, the principal amount outstanding of the subordinated term loan notes payable was approximately $339,981,000 and $323,246,000, respectively. Interest expense, including PIK Rate interest, incurred on the subordinated term loan notes approximated $65,791,000 during 2018 and $56,030,000 during 2017.

On March 9, 2018, the Company issued an additional $21,137,294 in subordinated tern loan notes under the same terms as the other subordinated term loan notes.

In February 2019, the loan agreement was amended to change the maturity date to the earlier of June 24, 2024 and the date that is six months after the earlier to occur of the maturity date or the termination of the loan agreement.

Note 9. Policy Claim Liabilities

Activity in policy claim reserves, including claim adjustment expenses, by significant lines of business for the years ended December 31, 2018 and 2017, is summarized as follows:

For the year ending December 31, 2018	Property & Casualty Business	Life & Accident/ Health Business	Total
Balance at January 1,	$ 418,093	$ 2,365,838	$ 2,783,931
Incurred related to current year	1,072,904	5,945,842	7,018,746
Incurred related to prior years	(83,107)	(331,275)	(414,382)
Total incurred	989,797	5,614,567	6,604,364
Paid related to current year	825,563	3,785,419	4,610,982
Paid related to prior years	175,551	1,591,649	1,767,200
Total paid	1,001,114	5,377,068	6,378,182
Balance at December 31, 2018	$ 406,776	$ 2,603,337	$ 3,010,113

Note 9. Policy Claim Liabilities (Continued)

For the year ending December 31, 2017		Property & Casualty Business		Life & Accident/ Health Business		Total
Balance at January 1,	$	444,362	$	2,221,576	$	2,665,938
Less reinsurance recoverables		-		1,228		1,228
Net balance, beginning of year		444,362		2,220,348		2,664,710
Incurred related to current year		1,087,685		6,222,197		7,309,882
Incurred related to prior years		(128,314)		(250,916)		(379,230)
Total incurred		959,371		5,971,281		6,930,652
Paid related to current year		815,772		4,196,224		5,011,996
Paid related to prior years		169,868		1,629,567		1,799,435
Total paid		985,640		5,825,791		6,811,431
Balance at December 31, 2017	$	418,093	$	2,365,838	$	2,783,931

Incurred and paid claim development, by accident year for the property and casualty lines of business, for the year ended December 31, 2018, is summarized as follows:

	Net Incurred Claims for the Year Ended December 31,						As of December 31, 2018		
AFIC Property & Casualty Accounts		2016		2017		2018		Total of Incurred-but-Not-Reported Liabilities Plus Expected Development	Cumulative Number of Reported Claims
Accident year									
2016	$	1,046,955	$	1,027,150	$	957,120	$	70,030	810
2017		-		1,087,650		1,071,770		15,880	792
2018		-		-		1,072,904		276,484	785
Net incurred claims	$	1,046,955	$	2,114,800	$	3,101,794			

	Net Cumulative Claim Payments for the Year Ended December 31,					
AFIC Property & Casualty Accounts		2016		2017		2018
Accident year						
2016	$	770,470	$	921,010	$	938,970
2017		-		815,770		973,360
2018		-		-		825,564
Net cumulative claim payments	$	770,470	$	1,736,780	$	2,737,894
All outstanding liabilities before 2016, net of reinsurance						42,876
Liabilities for claims and claim adjustment expenses, net of reinsurance					$	406,776

The incurred but not reported liability for the property and casualty lines of business approximated $407,000 and $418,000 as of December 31, 2018 and 2017, respectively. The average annual percentage payout of incurred claims for the property and casualty lines of business was approximately 76% in year 1, 16% in year 2 and 8% in year 3.

Note 9. Policy Claim Liabilities (Continued)

Incurred and paid claim development, by accident year for the life and accident/health lines of business, for the year ended December 31, 2018, is summarized as follows:

AFLIC Life & Accident/Health Accounts	Net Incurred Claims for the Year Ended December 31, 2016	2017	2018	As of December 31, 2018: Total of Incurred-but-Not-Reported Liabilities Plus Expected Development	Cumulative Number of Reported Claims
Accident year					
2015	$ 4,619,942	$ 4,583,696	$ 4,604,659	$ 11,468	9,637
2016	5,585,881	5,345,543	5,354,054	28,836	10,733
2017	-	6,222,197	5,832,844	81,936	10,999
2018	-	-	5,945,843	921,012	10,358
Net incurred claims	$ 10,205,823	$ 16,151,436	$ 21,737,400		

AFLIC Life & Accident/Health Accounts	Net Cumulative Claim Payments for the Year Ended December 31, 2016	2017	2018
Accident year			
2015	$ 4,306,973	$ 4,555,092	$ 4,648,517
2016	3,718,817	5,044,017	5,280,211
2017	-	4,196,224	5,486,857
2018	-	-	3,785,420
Net cumulative claim payments	$ 8,025,790	$ 13,795,333	$ 19,201,005
All outstanding liabilities before 2015, net of reinsurance			66,942
Liabilities for claims and claim adjustment expenses, net of reinsurance			$ 2,603,337

The incurred but not reported liability for the life and accident/health lines of business approximated $1,043,000 and $953,000 as of December 31, 2018 and 2017, respectively.

Note 10. Income Taxes

The Company's insurance subsidiaries file income tax returns in the U. S. federal jurisdiction and in the states in which they operate. The multiple state tax jurisdictions in which the insurance subsidiaries operate require the appropriate allocation of income and expense to each state based on a variety of apportionment or allocation bases.

The provisions (benefit) for income taxes of the Company's insurance subsidiaries for the year ended December 31, 2018 and 2017 consisted of the following:

December 31,	2018	2017
Current expense	$ 724,530	$ 1,259,270
Deferred benefit	(755,060)	(2,202,037)
Benefit for income taxes	$ (30,530)	$ (942,767)

The Tax Cuts and Jobs Act (the "Act") was enacted on December 22, 2017. The Act contains several key provisions that impact the Company's business, including a reduction in the U.S. federal corporate tax rate from 34% to 21% effective January 1, 2018 as well as a change in how insurance companies discount loss reserves. The deferred tax assets and deferred tax liabilities as of December 31, 2017 have been re-measured based on the rates at which they are expected to reverse in the future, which is generally 21%. The Company is still analyzing certain aspects of the Act, and any future guidance from the Treasury, Internal Revenue Service, or the Company's regulators could potentially affect the measurement of those balances or

Note 10. Income Taxes (Continued)

give rise to new deferred tax amounts. The Company recognized a provisional benefit of approximately $926,000 in 2017 related to the re-measurement of deferred taxes, which is included as a component of income tax expense from continuing operations.

The Company did not have unrecognized tax benefits as of December 31, 2018 and does not expect this to change significantly over the next 12 months. It is the Company's policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2018, the Company had no accrued interest or penalties related to uncertain tax positions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes relating to the Company's insurance subsidiaries. The tax effects of significant items comprising the Company's net deferred tax liability and asset were as follows:

December 31,	2018	2017
Deferred tax assets:		
Policy claim reserves and unearned premiums	$ 3,436,019	$ 1,949,951
Goodwill and intangible assets	1,469,385	1,210,372
Net operating and capital losses carryforward	485,539	378,744
Unrealized holding losses on trading securities	53,141	-
Unrealized losses on securities available for sale	58,282	-
	5,502,366	3,539,067
Deferred tax liabilities:		
Remaining reserve adjustment	746,581	-
Deferred acquisition costs	5,568,307	5,091,560
Unrealized holding gain on trading securities	-	73,371
Unrealized gain on securities available for sale	-	48,861
	6,314,888	5,213,792
Deferred tax liabilities, net	$ (812,522)	$ (1,674,725)

Note 10. Income Taxes (Continued)

The provision for income taxes differs from the amount computed by applying the federal statutory rate of 21% in 2018 and 34% in 2017 to income before income taxes as follows:

December 31,	2018	2017
Consolidated loss before taxes	$ (17,636,275)	$ (12,651,921)
Less: non-taxable entities	(16,411,605)	(12,998,575)
Income before taxes from taxable entities	$ (1,224,670)	$ 346,654
Tax based on federal statutory rate	$ (257,181)	$ 117,862
Non-taxable interest income	(140,081)	(220,361)
State income taxes and other	(60,779)	(32,185)
Transactional costs	(17,299)	(44,812)
Enacted tax law rate change from revaluation of deferred taxes	-	(926,123)
Goodwill	130,370	211,075
AMT and adjustments to prior year taxes	314,440	(48,223)
Benefit for income taxes	$ (30,530)	$ (942,767)

The Company's insurance subsidiaries have approximately $1,581,000 in federal net operating loss carryforwards that will expire in 2032, if not used.

Note 11. Employee Profit Sharing Plan

The Company established three profit sharing plans covering substantially all the Company's employees. A nonstandardized profit sharing plan was established for managers on January 1, 2015. Employer and participants' contributions are nonelective and at the sole discretion of the employer. Contributions are allocated as a uniform percentage of participant compensation.

The Company also established a plan which is intended to providing selected officers, members of the executive group, home office or district supervisors of the Company or its Affiliates, or the assistant to the chief executive officer of the Company, incentive awards for superior performance. The plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code. The plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

Remaining employees are covered by a 401(k) provision which allows employees to contribute salary subject to the maximum contribution allowed by the IRS. The Company matches 50% of the first 6% of employee contributions. Additional contributions may be made at the discretion of the Company. Profit sharing expense approximated $548,000 and $501,000 for the years ended December 31, 2018 and 2017, respectively.

Note 12. Members Equity

The Company's capital structure consists of four classes of member common units. All classes of common units, except for Class D common units, share in the profits and losses of the Company and in the distributions of member capital on a pro-rata basis in proportion to total number of such units outstanding. The four classes of member common units are as follows:

- Class A common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 117,350,228 Class A common units issued to members outstanding as of December 31, 2018 and 2017. Issuance of additional Class A common units in excess of 10% of the fully diluted outstanding units of Class A and Class B common units require the approval of at least 81% of the outstanding Class A common units.

- Class B common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 66,814 Class B common units as of December 31, 2018 and 2017.

- Class C common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. As of December 31, 2018 and 2017, no Class C common units have been issued. These units will be issued upon the conversion of Class D common units.

- Class D common units – These units have no voting rights and are unvested upon issuance. Class D common units vest over a ten year period beginning June 15, 2012 at 10% per year. Unvested Class D common units are forfeited upon the termination of the holder's employment for any reason. Each holder of Class D common units has the right to convert such units to Class C common units at a ratio of four Class D common units for one Class C common unit provided that (i) the date of such conversion occurs no earlier than the 10th anniversary of June 15, 2012, (ii) such holder notifies the Company thirty days prior to conversion, and (iii) the internal rate of return as of the most recent fiscal quarter exceeds a pre-defined minimum. On June 14, 2012, the Company entered into employment contracts with two key executives and, in connection therewith, granted these executives 12,941,176 unvested Class D common units with an estimated fair value at date of grant of approximately $698,000. Compensation expense related to Class D common units approximated $70,000 annually for the years ended December 31, 2018 and 2017.

Members have no power to vote on any matter except matters on which a vote of units is required pursuant to the Company's Operating Agreement. The Operating Agreement provides for, among other things, limitations on the transfer of member units, rights of first refusal, pre-emptive rights, and certain call and put provisions.

Note 13. Statutory Financial Information of Insurance Subsidiaries

Generally accepted accounting principles (GAAP) differ in certain respects from the accounting practices prescribed or permitted by insurance regulatory authorities (Statutory). A reconciliation between net income and stockholder's equity of the Company's insurance subsidiaries as reported under GAAP and Statutory follows as of December 31, 2018 and 2017:

December 31, 2018	Net Income (Loss)	Stockholder's Equity
GAAP basis, including effects of purchase accounting	($1,320,425)	$57,971,011
Adjustments to:		
Non-admitted assets	1,600	(69,025)
Accumulated depreciation		(19,143)
Investment securities and related unrealized gains	795,250	103,703
Deferred acquisition costs	(2,298,195)	(25,686,345)
Goodwill and intangible assets	4,197,552	(16,790,165)
Policy claim reserves and unearned premiums	1,828,446	5,801,093
Deferred income taxes and income taxes payable	(412,716)	(705,254)
Asset valuation and interest maintenance reserves	17,787	(80,502)
Statutory Basis	$ 2,809,299	$ 20,525,373

December 31, 2017	Net Income (Loss)	Stockholder's Equity
GAAP basis, including effects of purchase accounting	$ 1,289,419	$ 64,687,583
Adjustments to:		
Non-admitted assets	1,600	(69,025)
Accumulated depreciation	-	(20,743)
Investment securities and related unrealized gains	94,441	(463,583)
Deferred acquisition costs	(605,349)	(23,347,454)
Goodwill and intangible assets	4,225,052	(20,987,717)
Policy claim reserves and unearned premiums	2,813,978	1,212,017
Deferred income taxes and income taxes payable	(2,228,356)	4,047,994
Asset valuation and interest maintenance reserves	41,073	(141,963)
Statutory Basis	$ 5,631,858	$ 24,917,109

Under state statutes, each of the insurance subsidiaries is required to maintain minimum capital and surplus of $1,500,000. The Company's insurance subsidiaries paid extraordinary dividends, which were approved by the Mississippi Insurance Department, of $5,000,000 in 2018 in addition to regular dividends.

Note 13. Statutory Financial Information of Insurance Subsidiaries (Continued)

Insurance regulations limit the amount of dividends that may be paid without approval of the insurance subsidiaries' regulatory agency. At December 31, 2018 and 2017, there were no undistributed earnings and surplus available for future distributions as dividends are not permitted, without the prior approval of the State of Mississippi Insurance Department.

The National Association of Insurance Commissioners (NAIC) measures the adequacy of an insurance company's capital by its risk-based capital ratio (the ratio of its total capital, as defined, to its risk-based capital). The requirements provide a measurement of minimum capital appropriate for an insurance company to support its overall business operations based upon its size and risk profile which considers (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risk. An insurance company's risk-based capital is calculated by applying a defined factor to various statutory-based assets, premiums, and reserve items, wherein the factor is higher for items with greater underlying risk.

The State of Mississippi statutes have provided levels of progressively increasing regulatory action for remedies when an insurance company's risk-based capital ratio falls below a ratio of 2:1. As of December 31, 2018 and 2017 (latest information available), the Company's insurance subsidiaries were in compliance with these minimum capital requirements as follows:

December 31, 2018	AFLIC	AFIC
Total adjusted capital	$ 10,082,993	$ 14,383,684
Authorized control level risk-based capital	516,792	3,374,874
Ratio of adjusted capital to risk based capital	19.5:1	4.3:1

December 31, 2017	AFLIC	AFIC
Total adjusted capital	$ 11,667,125	$ 13,140,267
Authorized control level risk-based capital	769,363	2,491,828
Ratio of adjusted capital to risk based capital	15.2:1	5.3:1

Note 14. Leases

The Company leases office facilities under non-cancellable operating leases. Rental expense approximated $3,382,000 and $2,780,000 for the years ended December 31, 2018 and 2017, respectively. Future minimum lease payments at December 31, 2018 are as follows:

Fiscal Year 2019	$ 2,617,317
Fiscal Year 2020	1,935,998
Fiscal Year 2021	1,148,461
Fiscal Year 2022	714,325
Fiscal Year 2023	284,574
Thereafter	11,200
	$ 6,711,875

Note 15. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of finance receivables. Concentrations of credit risk with respect to finance receivables are limited due to the large number of customers comprising the Company's customer base. These finance receivables are mainly from customers located in Mississippi, Louisiana, Alabama, Illinois and Missouri.

At December 31, 2018 and 2017, the Company had funds on deposit with depository and investment institutions in excess of insured limits of approximately $7,136,000 and $4,350,000, respectively. The Company periodically assesses the financial condition of the financial institutions in which it conducts transactions and believes the risk of any loss is minimal.

Note 16. Fair Value Measurements

The fair value measurements by input level at December 31, 2018 and 2017 for assets and liabilities measured at fair value on a recurring basis follow:

December 31, 2018	Total	Level 1	Level 2	Level 3
Trading securities - equity mutual funds	$ 1,709,318	$ 1,709,318	$ -	$ -
Available-for-sale securities:				
U.S. Government agencies and corporations	8,993,441	8,993,441	-	-
Obligations of states and political subdivisions	31,292,387	-	31,292,387	-
Corporate securities	16,174,747	-	16,174,747	-
Commercial mortgage-backed securities	703,608	-	703,608	-
	$ 58,873,501	$ 10,702,759	$ 48,170,742	$ -

December 31, 2017	Total	Level 1	Level 2	Level 3
Trading securities - equity mutual funds	$ 1,930,958	$ 1,930,958	$ -	$ -
Available-for-sale securities:				
U.S. Government agencies and corporations	9,617,272	9,617,272	-	-
Obligations of states and political subdivisions	30,145,954	-	30,145,954	-
Corporate securities	18,978,637	-	18,978,637	-
Residential mortgage-backed securities	2,795	-	2,795	-
Commercial mortgage-backed securities	722,114	-	722,114	-
	$ 61,397,730	$ 11,548,230	$ 49,849,500	$ -

Note 16. Fair Value Measurements (Continued)

Certain assets and liabilities are potentially measured at fair value on a nonrecurring basis (for example, when there is evidence of impairment). In addition to the assets and liabilities measured at fair value at date of acquisition (see Note 2), assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), and intangible assets and other non-financial long-lived assets subject to measurement at fair value for impairment assessment. During the years ended December 31, 2018 and 2017, certain foreclosed real estate assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses based upon the fair value of the foreclosed asset. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. Foreclosed assets measured at fair value upon initial recognition during the year ended December 31, 2018 and 2017 were not material.

Note 17. Disclosures About Fair Value of Financial Instruments

The carrying values and approximate fair values of the Company's financial instruments were as follows:

	2018		2017	
December 31,	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:				
Cash and cash equivalents	$ 9,093,211	$ 9,093,211	$ 12,427,931	$ 12,427,931
Trading securities	1,709,318	1,709,318	1,930,958	1,930,958
Investment securities available for sale	57,164,183	57,164,183	59,466,772	59,466,772
Finance receivables - net	570,931,026	528,715,298	487,237,396	453,109,406
Financial Liabilities:				
Notes payable	406,518,764	406,518,764	342,654,765	342,654,765
Subordinated notes payable to members	339,981,294	339,981,294	323,245,579	323,245,579

Certain financial instruments are not carried at fair value in the accompanying consolidated balance sheets, including receivables, payables and accrued liabilities. The carrying amount of financial instruments not carried at fair value is a reasonable estimate of their fair value because of the generally short periods of time in which these related assets or liabilities are expected to be realized or liquidated, and because they do not present unanticipated credit concerns.

The estimated fair values are significantly affected by assumptions used, principally the timing of future cash flows, the discount rate, judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent quotes and, in many cases, the estimated fair values could not necessarily be realized in an immediate sale or settlement of the instrument. Potential tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale and/or settlement have not been taken into consideration.

Note 18. Contingencies

As of December 31, 2018, the Company is involved in various legal actions resulting from normal business activities. Many of these actions do not specify an amount of damages. Also, many of these actions are in very early stages of discovery or discovery has not begun. As a result, legal counsel is unable to provide an estimate of the probability or range of potential exposure. However, and based on its experience with lawsuits alleging similar claims management is of the opinion that the resolution of such actions will not result in a material adverse effect on the consolidated financial statements.